Exhibit 4.10
INTELLECTUAL PROPERTY SECURITY AGREEMENT
     INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of March 13, 2006 (this “Agreement”), among Telecommunication Systems, Inc., a Maryland corporation (the “Company” or the “Debtor”) and Bonanza Master Fund, Ltd. as agent (the “Agent”) for the holders of the Company’s Secured Notes due March 13, 2009 in the original aggregate principal amount of $10,000,000 (together with any additional such Notes issued as interest on the existing Notes, the “Notes”), signatory hereto, their endorsees, transferees and assigns (collectively referred to as, the “Secured Parties”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Notes, the Secured Parties have severally agreed to extend the loans to the Company evidenced by the Notes; and
     WHEREAS, in order to induce the Secured Parties to extend the loans evidenced by the Notes, Debtor has agreed to execute and deliver to the Agent this Agreement and to grant the Agent for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral (as defined herein) to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Notes.
     NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1. Capitalized terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC shall have the respective meanings given such terms in Article 9 of the UCC.
     (a) “Collateral” means Debtor’s Intellectual Property existing on the date of this Agreement, wherever situated, and all Proceeds of any sale or other disposition thereof outside of the ordinary course of business, including, without limitation, all proceeds from insurance covering the same and of any tort claims in connection therewith.
     (b) “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (iv) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (v) all rights to obtain any reissues, renewals or extensions of the foregoing, (vi) all licenses for any of the foregoing, but only to the extent that the inclusion thereof in this Agreement does not and will not cause a default under the terms of any agreements in respect of the such license (except that all rights to payment in respect of such licenses shall be included in the definition of Intellectual Property), and (vii) all causes of action for infringement of the foregoing.
     (c) “Majority in Interest” means (i) the Secured Parties who, together with their respective Affiliates, hold a majority of the Notes outstanding at the time of determination, (ii) SRB Management, L.P. as long as (A) it and its Affiliates, (B) WS Capital Management, L.P. and its Affiliates and (C) WS Ventures Management, L.P. and its Affiliates collectively hold at least $2,000,000 in aggregate principal amount of the Notes outstanding at the time of determination, and (iii) Bonanza Master Fund Ltd. as long as it, together with its Affiliates, holds at least $3,000,000 in aggregate principal amount of the Notes outstanding at the time of determination.
     (d) “Note Purchase Agreement” means the Note Purchase Agreement dated as of the date hereof by and among Debtor and the Secured Parties signatory thereto.
     (e) “Obligations” means (i) principal of, and interest on the Notes and the loans extended pursuant thereto; (ii) any and all other fees, indemnities, costs, obligations and liabilities of the Debtor from time to time under or in connection with this Agreement, the Notes and the Note Purchase Agreement; and (iii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Debtor.
     (f) “Organizational Documents” means with respect to Debtor, the documents by which such Debtor was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Debtor (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).
     (g) “Release Collateral” shall mean all of the following:
          (i) all letters patent of the United States or any other country or political subdivision thereof, and all applications for letters patent of the United States or any other country, that are listed on Schedule E-1 attached hereto;
          (ii) all re-issues, continuations, divisions, continuations-in-part, renewals or extensions of the patents and applications referred to in preceding clause (i);
          (iii) the inventions disclosed or claimed in preceding clauses (i) and (ii), including the right to make, use, practice and/or sell (or license or otherwise transfer or dispose of) the inventions disclosed or claimed in preceding clauses (i) and (ii);
          (iv) the right to make and prosecute applications for the patents and applications referred to in preceding clauses (i), (ii) and (iii); and
          (v) Proceeds of any property described in the preceding clauses of this definition of Release Collateral.
     (h) “Silicon Valley Bank” means Silicon Valley Bank, and its successors and assigns.
     (i) “Subordination Agreement” means the Subordination Agreement, dated of even date herewith, among Silicon Valley Bank and the Secured Parties.
     (j) “UCC” means the Uniform Commercial Code of the State of Maryland and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time. It is the intent of the parties that defined terms in the UCC should be construed in their broadest sense so that the term “Collateral” will be construed in its broadest sense. Accordingly if there are, from time to time, changes to defined terms in the UCC that broaden the definitions, they are incorporated herein and if existing definitions in the UCC are broader than the amended definitions, the existing ones shall be controlling.
     2. Grant of Perfected First Priority Security Interest. As an inducement for the Secured Parties to extend the loans as evidenced by the Notes and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, Debtor hereby unconditionally and irrevocably pledges, grants and hypothecates to the Agent for the benefit of the Secured Parties a continuing and perfected security interest in and to, a lien upon all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral (the “Security Interest”). Secured Parties acknowledge that the Collateral may be subject to certain rights of Silicon Valley Bank pursuant to certain loan documents from the Debtor in favor of Silicon Valley Bank.
     3. Intentionally Omitted.
     4. Representations, Warranties, Covenants and Agreements of the Debtor. Debtor represents and warrants to, and covenants and agrees with, the Secured Parties as follows:
     (a) Debtor has the requisite corporate power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by Debtor of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of Debtor and no further action is required by Debtor. This Agreement has been duly executed by Debtor. This Agreement constitutes the legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.
     (b) The Debtor has no place of business or offices where its books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule A attached hereto.
     (c) Except as set forth on Schedule B attached hereto, the Debtor is the sole owner of the Collateral (except for non-exclusive licenses granted by Debtor in the ordinary course of business), free and clear of any liens, security interests, encumbrances, rights or claims, and is fully authorized to grant the Security Interest. There is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those that will be filed in favor of the Secured Parties pursuant to this Agreement) covering or affecting any of the Collateral. So long as this Agreement shall be in effect, the Debtor shall not execute and shall not knowingly permit to be on file in any such office or agency any such financing statement or other document or instrument (except to the extent filed or recorded in favor of the Secured Parties pursuant to the terms of this Agreement). In the event that there is on file on the date hereof in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or other notice of any of the foregoing (other than those that will be filed in favor of the Secured Parties pursuant to this Agreement) covering or affecting the Collateral, Debtor shall be permitted a period of thirty (30) days after becoming aware thereof in which to have such financing statement, security agreement, license or transfer or notice terminated and released of record.
     (d) No written claim has been received that any Collateral or Debtor’s use of any Collateral violates the rights of any third party. There has been no adverse decision to Debtor’s claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to Debtor’s right to keep and maintain such Collateral in full force and effect, and there is no proceeding involving said rights pending or, to the best knowledge of Debtor, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.
     (e) This Agreement creates in favor of the Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment and performance of the Obligations. Upon making the filings described in the immediately following paragraph, all security interests created hereunder in any Collateral which may be perfected by filing Uniform Commercial Code financing statements shall have been duly perfected. Except for the filing of the Uniform Commercial Code financing statements referred to in the immediately following paragraph, no action is necessary to create or perfect the security interests created hereunder. Without limiting the generality of the foregoing, except for the filing of said financing statements, no consent of any third parties and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the execution, delivery and performance of this Agreement, (ii) the creation or perfection of the Security Interests created hereunder in the Collateral or (iii) the enforcement of the rights of the Secured Parties hereunder, other than as set forth in the Subordination Agreement.
     (f) Debtor hereby authorizes the Agent on behalf of the Secured Parties to file one or more financing statements under the UCC, with respect to the Security Interest with the proper filing and recording agencies in any jurisdiction deemed proper by them.
     (g) The execution, delivery and performance of this Agreement by the Debtor does not (i) violate any of the provisions of any Organizational Documents of the Debtor or any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation applicable to Debtor or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing Debtor’s debt or otherwise) or other understanding to which Debtor is a party or by which any property or asset of Debtor is bound or affected. No consent (including, without limitation, from stockholders or creditors of Debtor)

which has not been obtained is required for Debtor to enter into and perform its obligations hereunder.
     (h) Debtor shall at all times maintain the liens and Security Interest provided for hereunder as valid and perfected first priority liens and security interests in the Collateral in favor of the Agent until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 11 hereof. Debtor hereby agrees to defend the same against the claims of any and all persons and entities. At the request of the Agent, Debtor will pay the cost of filing UCC financing statements in appropriate form in all public offices wherever filing is, or is deemed by the Agent to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, Debtor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interest hereunder, and Debtor shall obtain and furnish to the Agent from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interest hereunder; provided, however, that nothing in this clause (h) shall obligate the Debtor to take any action with respect to the Subordination Agreement.
     (i) Debtor will not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral (other than Release Collateral and licenses granted by a Debtor in its ordinary course of business) without the prior written consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed, it being acknowledged that the legitimate interests of the Agent and the Debtor may differ with respect to the desirability of any given proposed disposition.
     (j) Debtor shall, within thirty (30) days of obtaining knowledge thereof, advise the Secured Parties promptly, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral (other than the Release Collateral) or on the Secured Parties’ security interest therein.
     (k) Upon the Agent’s written request, Debtor shall execute and deliver to Agent such instruments and documents, in form and substance reasonably satisfactory to Debtor (and for so long as Debtor is indebted to Silicon Valley Bank, Silicon Valley Bank), as may be necessary for Agent to confirm the creation or perfection of, or to give public notice of, the Security Interest granted under this Agreement; provided that unless an Event of Default has occurred and is continuing (i) Debtor shall not be required to execute or deliver to Agent any instrument or other document to be recorded with any public office other than the appropriate public office for filing financing statements under the UCC and (ii) the Agent shall not make any filing in any office other than the appropriate public office for filing financing statements under the UCC.

     (l) Intentionally Omitted.
     (m) Debtor shall promptly notify the Agent in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by Debtor that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Agent hereunder.
     (n) Intentionally Omitted.
     (o) Debtor will not change its name, type of organization, jurisdiction of organization, organizational identification number (if it has one), legal or corporate structure, or identity, or add any new fictitious name unless it provides at least 10 days prior written notice to the Agent of such change and, at the time of such written notification, Debtor provides any financing statements necessary to perfect and continue perfected the perfected security interest granted and evidenced by this Agreement.
     (p) Debtor was organized and remains organized solely under the laws of the state set forth next to Debtor’s name in the first paragraph of this Agreement. Schedule C attached hereto sets forth Debtor’s organizational identification number or, if Debtor does not have one, states that one does not exist.
     (q) (i) The actual name of Debtor is the name set forth in the preamble above; (ii) Debtor does not have any trade names except as set forth on Schedule D attached hereto; (iii) Debtor has not used any name other than that stated in the preamble hereto or as set forth on Schedule D for the preceding five years; and (iv) no entity has merged into Debtor or been acquired by Debtor within the past five years except as set forth on Schedule D.
     (r) If Debtor shall at any time hold or acquire a commercial tort claim in respect of any Collateral, Debtor shall promptly notify the Secured Parties in a writing signed by Debtor of the particulars thereof and grant to the Secured Parties in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Secured Parties.
     (s) Without limiting the generality of the other obligations of the Debtor hereunder, Debtor shall, upon the written request of the Agent upon the occurrence and during the continuance of any Event of Default, promptly (i) cause to be registered at the United States Copyright Office all of its material copyrights and (ii) cause the Security Interest with respect to all Intellectual Property registered at the United States Copyright Office or United States Patent and Trademark Office to be duly recorded at the applicable office, (provided, that no such recordation shall be required prior to the occurrence of an Event of Default).
     (t) Schedule E attached hereto lists all of the patents, patent applications, trademarks, trademark applications, registered copyrights, and domain names owned by the Debtor as of the date hereof. Schedule E lists all material licenses in favor of Debtor for the use of any patents, trademarks, copyrights and domain names as of the date hereof. All material patents and trademarks of the Debtor have been duly recorded at the United States Patent and Trademark Office.
     5. RELEASE COLLATERAL.
     (a) Notwithstanding anything to the contrary set forth in this Agreement or in any other Transaction Document, the Agent, and, if requested by the Debtor, each Secured Party shall release and terminate any and all liens and security interests that the Agent or any Secured Party has or may have in the Release Collateral within ten (10) days after Debtor’s written request for such release and termination in preparation for Debtor’s sale, license or other disposition of all or any portion of the Release Collateral to any Person from time to time, and in connection therewith, and within ten (10) days after Debtor’s written request for any such release and termination, the Agent, and if so requested by the Debtor, each Secured Party shall:
     (i) execute and deliver to Debtor a written instrument prepared by Debtor in form and substance satisfactory to Debtor to confirm that Secured Party’s liens and security interests in the Release Collateral will be fully released and terminated upon such disposition and that all of Agent’s and each Secured Party’s right, title and interest in such Release Collateral has been so assigned back to Debtor;
     (ii) execute such Uniform Commercial Code financing statement amendments prepared by Debtor as may be necessary in the appropriate public filing office(s) to release the Release Collateral from any filed financing statement on which Agent or any Secured Party is a secured party and which describes collateral that includes, or in Debtor’s judgment may include, the Release Collateral; and
     (iii) execute for filing with the United States Patent and Trademark Office such written instruments and documents prepared by Debtor as may be necessary or appropriate in Debtor’s judgment to fully release and terminate of record Agent’s or each Secured Party’s lien and security interest in the Release Collateral and to assign all of Agent’s or each Secured Party’s right, title and interest in such Release Collateral back to Debtor.

     (b) Debtor shall not be required to pay Agent or any Secured Party any fee or other amount for or in connection with any release or termination requested by Debtor under this Section 5 (or for performance of Agent’s or any Secured Party’s obligations under this Section 5) and Debtor shall not be required to make any payment or prepayment of any obligations (under the Notes or otherwise) upon, or with any Proceeds of, any sale, license or other disposition of any Release Collateral.
     (c) If the Agent or any Secured Party shall fail to comply with the requirements of this Section 5, Debtor is hereby authorized to prepare, execute (as necessary) and file in the appropriate Uniform Commercial Code financing statement records and with the United States Patent and Trademark Office such financing statement amendments and other instruments and documents as may be necessary to release and terminate all of Agent’s and each Secured Party’s right, title and interest in the Release Collateral of record and in fact and to re-assign the Release Collateral back to Debtor. Agent and each Secured Party hereby grants Debtor Agent’s and such Secured Party’s power of attorney and authorization to execute, deliver and file such instruments and documents in Agent’s or such Secured Party’s name for the purposes described in this Section 5, which power is coupled with an interest and is irrevocable.
     (d) Each Secured Party hereby irrevocably agrees that the Agent’s release and termination of any lien or security interest in the Release Collateral as provided in this Section 5 shall constitute a full and complete release and termination of any and all right, title and interest (including any lien or security interest) that such Secured Party may have or claim in the Release Collateral and that any actions taken by Agent under this Section 5 shall be binding on each Secured Party.
     (e) The Secured Parties hereby irrevocably authorize and direct the Agent to perform the Agent’s obligations under this Section 5 without any requirement of notice to, or consent or authorization from, any Secured Party.
     6. Defaults. The following events shall be “Events of Default”:
     (a) The occurrence of an Event of Default (as defined in the Notes) under the Notes;
     (b) Any material representation or warranty of any Debtor in this Agreement or the Note Purchase Agreement shall prove to have been incorrect in any material respect when made;
     (c) The failure by Debtor to observe or perform any of its obligations hereunder for thirty (30) days after delivery to Debtor of notice of such failure by or on behalf of a Secured Party unless such default is capable of cure but cannot be cured within such time frame and Debtor is using best efforts to cure same in a timely fashion; or

     (d) If any provision of this Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Debtor, or a proceeding shall be commenced by Debtor, or by any governmental authority having jurisdiction over Debtor, seeking to establish the invalidity or unenforceability thereof, or Debtor shall deny that Debtor has any liability or obligation purported to be created under this Agreement.
     7. Duty To Hold In Trust. Upon and during the occurrence of any Event of Default, Debtor shall, upon receipt of any Proceeds of any sale or other disposition of Collateral other than the Release Collateral, Debtor shall hold the same in trust for the Secured Parties and shall forthwith endorse and transfer any such sums or instruments evidencing such sums, or both, to the Agent for the benefit of the Secured Parties, pro-rata in proportion to their initial purchases of Notes for application to the satisfaction of the Obligations (and if any Notes are not outstanding, pro-rata in proportion to the initial purchases of the remaining Notes).
     8. Rights and Remedies Upon Default.
     (a) Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to exercise all of the remedies conferred hereunder, and the Agent shall have all the rights and remedies of a secured party under the UCC. Without limitation, the Agent shall have the following rights and powers:
     (i) The Agent shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and Debtor shall assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at Debtor’s premises or elsewhere, and make available to the Agent, without rent, all of Debtor’s premises and facilities for the purpose of the Agent taking possession of, removing or putting the Collateral in saleable or disposable form.
     (ii) Upon notice to the Debtor by Agent, all rights of Debtor to receive payments or other sums from the sale of Collateral (but not any revenue, income or other sums which arise in the ordinary course of business from the use of Collateral) shall, at the option of Agent, be delivered to Agent. Without limiting the generality of the foregoing, Agent shall have the right (but not the obligation) to exercise all rights with respect to the Collateral as if it were the sole and absolute owner thereof.
     (iii) The Agent shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as shall be commercially reasonable, all without (except as shall be required by applicable statute) advertisement or demand upon or notice to Debtor or right of redemption of Debtor. Upon each such sale, lease, assignment or other transfer of Collateral, the Agent may, unless prohibited by applicable law, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of Debtor, which are hereby waived and released.
     (iv) Intentionally Omitted.
     (v) The Agent may (but is not obligated to) transfer any or all Intellectual Property registered in the name of Debtor at the United States Patent and Trademark Office and/or Copyright Office into the name of the Agent or any designee or any purchaser of any Collateral.
     (b) The Agent may comply with any applicable law in connection with a disposition of Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. The Agent may sell the Collateral without giving any warranties and may specifically disclaim such warranties. If the Agent sells any of the Collateral on credit, the Debtor will only be credited with payments actually made by the purchaser. In addition, Debtor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Agent’s rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.
     (c) For the purpose of enabling the Agent to further exercise rights and remedies under this Section 8 or elsewhere provided by agreement or applicable law, upon the occurrence and during the continuance of any Event of Default, Debtor hereby grants to the Agent, for the benefit of the Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Debtor) to use, license or sublicense any Intellectual Property, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.
     9. Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Agent or the Secured Parties in enforcing their rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations pro rata among the Secured Parties (based on then-outstanding principal amounts of Notes at the time of any such determination), and to the payment of any other amounts required by applicable law, after which the Agent on behalf of the Secured Parties shall pay to the Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Debtor will be liable for the deficiency, together with interest thereon, at the rate of 14% per annum or the lesser amount permitted by applicable law (the “Default Rate”), and the reasonable fees of any attorneys employed by the Secured Parties to collect such deficiency. To the extent permitted by applicable law, Debtor waives all claims, damages and demands against the Agent and the Secured Parties arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the gross negligence or willful misconduct of the Secured Parties as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.
     10. Intentionally Omitted.
     11. Costs and Expenses. Debtor agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto, or upon and during the continuance of an Event of Default, any expenses of any searches reasonably required by the Secured Parties. The Debtor will also, upon demand, pay to the Secured Parties the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Parties may incur upon the occurrence and during the continuance of an Event of Default in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Parties under the Notes. Until so paid, any fees payable hereunder shall be added to the principal amount of the Notes and shall bear interest at the Default Rate.
     12. Responsibility for Collateral. The Debtor assumes all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason. Without limiting the generality of the foregoing, (a) neither the Agent nor any Secured Party (i) has any duty (either before or after an Event of Default) to collect any amounts in respect of the Collateral or to preserve any rights relating to the Collateral, or (ii) has any obligation to clean-up or otherwise prepare the Collateral for sale, and (b) Debtor shall remain obligated and liable under each contract or agreement included in the Collateral to be observed or performed by Debtor thereunder. Neither the Agent nor any Secured Party shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Agent or any Secured Party of any payment relating to any of the Collateral, nor shall the Agent or any Secured Party be obligated in any manner to perform any of the obligations of Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Agent or any Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Agent or to which the Agent or any Secured Party may be entitled at any time or times.
     13. Security Interest Absolute. All rights of the Agent and the Secured Parties and all obligations of the Debtor hereunder, shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Agreement, the Notes, the Obligations or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Notes or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Agent or the Secured Parties to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to Debtor, or a discharge of all or any part of the Security Interest granted hereby. Until the Obligations shall have been paid and performed in full, the rights of the Agent and the Secured Parties shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy. Debtor expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Agent or the Secured Parties hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Agent or the Secured Parties, then, in any such event, Debtor’s obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. Debtor waives all right to require the Agent or the Secured Parties to proceed against any other person or entity or to apply any Collateral which the Agent or the Secured Parties may hold at any time, or to marshal assets, or to pursue any other remedy. Debtor waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.
     14. Term of Agreement. This Agreement and the Security Interest shall terminate on the date on which all payments of principal, accrued and unpaid interest and any other amounts due under the Notes have been indefeasibly paid in full; provided, however, that all indemnities of the Debtor contained in this Agreement (including, without limitation, Annex A hereto) shall survive and remain operative and in full force and effect regardless of the termination of this Agreement. Upon payment in full of all of the outstanding principal amount of the Notes, together with all accrued and unpaid interest, and any other amounts due under the Notes, the Agent shall prepare and file such Uniform Commercial Code financing statement amendments, and shall prepare, execute and file such other documents or instruments, as may be necessary to terminate of record and in fact any security interest in or lien on the Collateral under this Agreement. Each Secured Party irrevocably agrees that the Agent’s termination and release of any lien or security interest in the Collateral as provided in this Section 14 shall constitute a full and complete termination and release or any and all right, title and interest (including any lien or security interest) that such Secured Party may have or claim in the Collateral and that any actions taken by Agent under this Section 14 shall be binding on each Secured Party. The Secured Parties hereby irrevocably authorize and direct the Agent to perform the Agent’s obligations under this Section 14 without any requirement or notice to, or consent or authorization from, any Secured Party.
     15. Power of Attorney; Further Assurances.
     (a) Debtor authorizes the Agent, and does hereby make, constitute and appoint the Agent and its officers, agents, successors or assigns with full power of substitution, as such Debtor’s true and lawful attorney-in-fact, with power, in the name of the Agent, the various Secured Parties or Debtor, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any note, checks, drafts, money orders or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Agent or any of the Secured Parties; (ii) to sign and endorse any financing statement pursuant to the UCC or any invoice, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; (v) to transfer any Intellectual Property or provide licenses respecting any Intellectual Property; and (vi) generally, at the option of the Agent, and at the expense of the Debtor, at any time, or from time to time, to execute and deliver any and all documents and instruments and to do all acts and things which the Agent deems reasonably necessary to protect, preserve and realize upon the Collateral and the Security Interest granted therein in order to effect the intent of this Agreement and the Notes all as fully and effectually as the Debtor might or could do; and Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding. The designation set forth herein shall be deemed to amend and supersede any inconsistent provision in the Organizational Documents or other documents or agreements to which Debtor is subject or to which Debtor is a party other than those in favor of Silicon Valley Bank. Without limiting the generality of the foregoing, upon and during the continuance of an Event of Default, the Agent is specifically authorized to execute and file any applications for or instruments of transfer and assignment of any patents, trademarks, copyrights or other Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office.
     (b) On a continuing basis, Debtor will file with the proper filing office in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule C attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Agent, to perfect the Security Interest granted hereunder. Notwithstanding anything to the contrary set forth in this Agreement or otherwise, (1) Debtor shall not be required to maintain or make any filings to maintain any Collateral that Debtor deems to be not material to Debtor’s business, and (2) Debtor shall not be required to make any filing other than the filing of one or more financing statements under the UCC to perfect the Security Interest unless an Event of Default has occurred and is continuing.
     (c) Upon the occurrence and during the continuance of any Event of Default, Debtor hereby irrevocably appoints the Secured Parties as Debtor’s attorney-in-fact, with full authority in the place and instead of Debtor and in the name of Debtor, in the Agent’s discretion, to take any action and to execute any instrument which the Secured Parties may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Debtor where permitted by law, and ratifies all such actions taken by the Agent. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.
     16. Notices. Any notice required or permitted by or in connection with this Agreement shall be in writing and shall be made by facsimile, or by hand delivery, or by overnight delivery service, or by certified mail, return receipt requested, postage prepaid, addressed to Agent or Debtor at the appropriate address set forth below or to such other address as may be hereafter specified by written notice given by Agent or Debtor. Notice shall be considered given as of the earlier of the date of actual receipt, or the date of the facsimile transmission without error, or the date of hand delivery, or one (1) business day after delivery to a nationally recognized overnight delivery service, or three (3) business days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish that notice was given as provided herein.

If to Agent:	Bonanza Master Fund, Ltd.
300 Crescent Court, Suite 250
Dallas, Texas 75201 Attn: Bernay Box
Facsimile No.: 214-303-3950

If to Debtor:	Telecommunications Systems, Inc.
275 West Street
Annapolis, Maryland 21401
Attn: Chief Financial Officer
Facsimile No.: 410-263-7617
     17. Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Agent or the Secured Parties shall have the right, in their sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Agent’s or the Secured Parties’ rights and remedies hereunder.
     18. Appointment of Agent. The Secured Parties hereby appoint Bonanza Master Fund, Ltd. to act as their agent (“Bonanza” or “Agent”) for purposes of exercising any and all rights and remedies of the Secured Parties hereunder. Such appointment shall continue until revoked in writing by a Majority in Interest, at which time a Majority in Interest shall appoint a new Agent; provided, that Bonanza may not be removed as Agent unless Bonanza shall then hold less than $2,000,000 principal amount of Notes; provided further that such removal may occur only if each of the other Secured Parties shall then hold not less than $2,000,000 principal amount of Notes. The Agent shall have the rights, responsibilities and immunities set forth in Annex A hereto.
     19. Miscellaneous.
     (a) No course of dealing between the Debtor and the Secured Parties, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Parties, any right, power or privilege hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     (b) All of the rights and remedies of the Secured Parties with respect to the Collateral, whether established hereby or by the Notes or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.
     (c) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by a Majority in Interest and Debtor.

     (d) In the event any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.
     (e) No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by a Majority in Interest and the Debtor, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.
     (f) This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.
     (g) Intentionally Omitted.
     (h) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Debtor agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and the Notes (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Debtor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.
     (i) This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.
     (j) Debtor shall indemnify, reimburse and hold harmless the Agent and the Secured Parties and their respective partners, members, shareholders, officers, directors, employees and agents (collectively, “Indemnitees”) from and against any and all losses, claims, liabilities, damages, penalties, suits, costs and expenses, of any kind or nature, (including fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against such Indemnitee in any way related to or arising from or alleged to arise from this Agreement or the Collateral, except any such losses, claims, liabilities, damages, penalties, suits, costs and expenses which result from the gross negligence or willful misconduct of the Indemnitee as determined by a final, nonappealable decision of a court of competent jurisdiction. This indemnification provision is in addition to, and not in limitation of, any other indemnification provision in the Notes, the Purchase Agreement (as such term is defined in the Notes) or any other agreement, instrument or other document executed or delivered in connection herewith or therewith.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

TeleCommunication Systems, Inc.

By:	/s/ Thomas M. Brandt, Jr.

Name: Thomas M. Brandt, Jr.
Title: Senior Vice President and Chief Financial Officer

Bonanza Master Fund, Ltd., as Agent

By:	/s/ Brian Ladin

Name: Brian Ladin
Title: Partner
[SIGNATURE PAGE OF HOLDERS FOLLOWS]

[SIGNATURE PAGE OF SECURED PARTIES TO TSYS SA]

Name of Investing Entity: Bonanza Master Fund, Ltd. Signature of Authorized Signatory of Investing entity: /s/ Brian Ladin
Name of Authorized Signatory: Brian Ladin
Title of Authorized Signatory: Partner

[SIGNATURE PAGE OF SECURED PARTIES TO TSYS SA]

HHMI Investments, L.P.
By:	WS Capital Management, L.P.,
Investment Manager
By: WS Capital, L.L.C., General Partner

	By:	/s/ Reid S. Walker

Name: Reid S. Walker

Title: Member

[SIGNATURE PAGE OF SECURED PARTIES TO TSYS SA]

Walker Smith International Fund, Ltd.
By:	WS	Capital Management, L.P.,
Attorney-in-fact
By: WS Capital, L.L.C., General Partner

	By:	/s/ Reid S. Walker

Name: Reid S. Walker

Title: Member

[SIGNATURE PAGE OF SECURED PARTIES TO TSYS SA]

Walker Smith Capital, L.P.
By:	WS Capital Management, L.P., General Partner
By: WS Capital, L.L.C., General Partner

	By:	/s/ Reid S. Walker

Name: Reid S. Walker
Title: Member

[SIGNATURE PAGE OF SECURED PARTIES TO TSYS SA]

Walker Smith Capital (Q.P.), L.P.
By:	WS Capital Management, L.P., General Partner
By: WS Capital, L.L.C., General Partner

	By:	/s/ Reid S. Walker

Name: Reid S. Walker
Title: Member

[SIGNATURE PAGE OF SECURED PARTIES TO TSYS SA]

SRB Greenway Capital, L.P.
By:	SRB Management, L.P., General Partner
By: BC Advisors, L.L.C., General
Partner

	By:	/s/ Steven R. Becker

Name: Steven R. Becker
Title: Member

[SIGNATURE PAGE OF SECURED PARTIES TO TSYS SA]

SRB Greenway Capital QP, L.P.
By:	SRB Management, L.P., General Partner
By: BC Advisors, L.L.C., General Partner

	By:	/s/ Steven R. Becker

Name: Steven R. Becker
Title: Member

[SIGNATURE PAGE OF SECURED PARTIES TO TSYS SA]

SRB Greenway Offshore Operating
Fund, L.P.
By:	SRB Management, L.P., General Partner
By: BC Advisors, L.L.C., General Partner

	By:	/s/ Steven R. Becker

Name: Steven R. Becker
Title: Member

ANNEX A
to
SECURITY
AGREEMENT
THE AGENT
          1. Appointment. The Secured Parties (all capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Security Agreement to which this Annex A is attached (the “Agreement”)), by their acceptance of the benefits of the Agreement, hereby designate Bonanza Capital Partners, Ltd. (“Bonanza” or “Agent”) as the Agent to act as specified herein and in the Agreement. Each Secured Party shall be deemed irrevocably to authorize the Agent to take such action on its behalf under the provisions of the Agreement and any other Transaction Document (as such term is defined in the Notes) and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.
          2. Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in the Agreement. Neither the Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under the Agreement or hereunder or in connection herewith or therewith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of the Agreement or any other Transaction Document a fiduciary relationship in respect of any Debtor or any Secured Party; and nothing in the Agreement or any other Transaction Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of the Agreement or any other Transaction Document except as expressly set forth herein and therein.
          3. Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Secured Party, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and its subsidiaries in connection with such Secured Party’s investment in the Debtor, the creation and continuance of the Obligations, the transactions contemplated by the Transaction Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Company and its subsidiaries, and of the value of the Collateral from time to time, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Party with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter. The Agent shall not be responsible to the Debtor or any Secured Party for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or any other Transaction Document, or for the financial condition of the Debtor or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Transaction Document, or the financial condition of the Debtor, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default under the Agreement, the Notes or any of the other Transaction Documents.
          4. Certain Rights of the Agent. The Agent shall have the right to take any action with respect to the Collateral, on behalf of all of the Secured Parties. To the extent practical, the Agent shall request instructions from the Secured Parties with respect to any material act or action (including failure to act) in connection with the Agreement or any other Transaction Document, and shall be entitled to act or refrain from acting in accordance with the instructions of Secured Parties holding a majority in principal amount of Notes (based on then-outstanding principal amounts of Notes at the time of any such determination); if such instructions are not provided despite the Agent’s request therefor, the Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from the Secured Parties in respect of actions to be taken by the Agent; and the Agent shall not incur liability to any person or entity by reason of so refraining. Without limiting the foregoing, (a) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or any other Transaction Document, and the Debtor shall have no right to question or challenge the authority of, or the instructions given to, the Agent pursuant to the foregoing and (b) the Agent shall not be required to take any action which the Agent believes (i) could reasonably be expected to expose it to personal liability or (ii) is contrary to this Agreement, the Transaction Documents or applicable law.
          5. Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and the other Transaction Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and the other Transaction Documents and its duties thereunder, upon advice of other experts selected by it.

          6. Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Debtor, the Secured Parties will jointly and severally reimburse and indemnify the Agent, in proportion to their initially purchased respective principal amounts of Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or under the Agreement or any other Transaction Document, or in any way relating to or arising out of the Agreement or any other Transaction Document except for those determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Agent’s own gross negligence or willful misconduct. Prior to taking any action hereunder as Agent, the Agent may require each Secured Party to deposit with it sufficient sums as it determines in good faith is necessary to protect the Agent for costs and expenses associated with taking such action.
          7. Resignation by the Agent.
     (a) The Agent may resign from the performance of all its functions and duties under the Agreement and the other Transaction Documents at any time by giving 30 days’ prior written notice (as provided in the Agreement) to the Debtor and the Secured Parties. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below.
     (b) Upon any such notice of resignation, the Secured Parties, acting by a Majority in Interest, shall appoint a successor Agent hereunder.
     (c) If a successor Agent shall not have been so appointed within said 30-day period, the Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Secured Parties appoint a successor Agent as provided above. If a successor Agent has not been appointed within such 30-day period, the Agent may petition any court of competent jurisdiction or may interplead the Debtor and the Secured Parties in a proceeding for the appointment of a successor Agent, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by the Debtor on demand.
          8. Rights with respect to Collateral. Each Secured Party agrees with all other Secured Parties and the Agent (i) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Agent or any of the other Secured Parties in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (ii) that such Secured Party has no other rights with respect to the Collateral other than as set forth in this Agreement and the other Transaction Documents.